Exhibit 99.14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions "Independent Registered Public Accounting Firm” and “Financial Statements and Experts” in the Prospectus/Information Statement of Touchstone Funds Group Trust relating to the reorganization of the Emerging Markets Equity Fund II of Touchstone Funds Group Trust into the Touchstone Emerging Markets Equity Fund of Touchstone Funds Group Trust, in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

We also consent to the incorporation by reference of our report dated November 29, 2011 on the financial statements and financial highlights of Touchstone Funds Group Trust, with respect to the Emerging Markets Equity Fund and Emerging Markets Equity Fund II included in this Registration Statement on Form N-14, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cincinnati, Ohio

August 8, 2012